UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2007

RENTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-19260	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 710 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (310) 571-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Development Cost Sharing and Equity Option Agreement

On May 25, 2007, Rentech, Inc. (“Rentech”) entered into a development cost sharing and equity option agreement (the “Equity Option Agreement”) with Peabody Venture Fund, LLC (“Peabody”), an indirect subsidiary of Peabody Energy Corporation (“Peabody Energy”). Under the Equity Option Agreement, Peabody has agreed to fund the lesser of $10 million or 20% of the development costs for Rentech’s proposed coal-to-liquids project in East Dubuque, Illinois (the “Project”) incurred during the period between November 1, 2006 and the closing date of the financing for the Project. After execution of the Equity Option Agreement, Peabody will pay to Rentech its portion of the development costs for the period between November 1, 2006 to the end of May 2007. Peabody Energy has guaranteed Peabody’s payment obligations under the agreement.

In consideration for Peabody’s payment of development costs, Rentech has granted Peabody an option to purchase up to 20% of the equity interest in the Project for a purchase price equal to 20% of the equity contributions made to the Project at the closing of the project financing, less the amount of development costs paid by Peabody as of such time. The option generally becomes exercisable for a 30 to 60 day period specified in the Equity Option Agreement ending approximately 60 days prior to Rentech’s and its financial advisor’s estimated closing date of the project financing. The final amount of the equity contributions made to the Project (and the purchase price of Peabody’s equity interest) will be determined at the closing of the project financing. In the event that Peabody exercises the option and its equity contribution at closing would be more than $10 million greater than the amount projected by Rentech at the time of exercise, then Peabody would be entitled to (a) purchase a full 20% equity interest in the Project, (b) purchase a pro rated equity interest for a price equal to the projected equity contribution, plus $10 million, or (c) terminate the exercise of its option.

Under the Equity Option Agreement, if Peabody exercises its option it will have the ability to earn additional equity in the Project equal to the lesser of $15 million or the product of 80% of the present value of any reduction in the financing costs for the Project directly resulting from any agreement, arrangement or benefit obtained by Peabody multiplied by the percentage interest of the Project held by Rentech. In addition, if Peabody exercises its option it also will be eligible to receive additional equity in the Project equal to 10% of the present value of any dollar-denominated grants, subsidies or other governmental benefits awarded by the State of Illinois to the Project (subject to certain exclusions).

If Peabody exercises its option, Peabody and Rentech will enter into a definitive purchase and sale agreement governing the purchase of the equity interest, which would be subject to termination only in limited circumstances. If Peabody does not exercise the option (or if Peabody terminates an exercise of the option in limited circumstances), and Rentech completes the financing for the Project, Rentech will be required to reimburse Peabody for the development costs actually paid by Peabody, except in limited circumstances.

Coal Supply Agreement

On May 25, 2007, Rentech Energy Midwest Corporation, an indirect wholly-owned subsidiary of Rentech (“REMC”), and COALSALES, LLC (“COALSALES”), an affiliate of Peabody Energy, entered into a Coal Supply Agreement (the “Coal Supply Agreement”). Pursuant to the Coal Supply Agreement, COALSALES has agreed to sell, and REMC has agreed to purchase, coal from various Illinois coal sources for use at the facility. Delivery of coal would begin on a date to be determined by REMC between August 1, 2009 and January 1, 2011. COALSALES may terminate the Coal Supply Agreement if the closing of the financing for the Project does not occur on or before March 31, 2008. In addition, if REMC determines to abandon development of the Project for any reason before such closing, then REMC will be permitted to terminate the Coal Supply Agreement.

Upon the commencement of delivery of coal, REMC will be obligated to purchase between 800,000 tons (600,000 tons for the first year of delivery) and 900,000 tons of coal annually, subject to limited excuse events, at prices determined under the agreement. In the event that REMC’s coal requirements for the East Dubuque facility are in excess of 900,000 tons per year, COALSALES will determine whether it can supply the excess coal. If COALSALES elects not to supply the coal, then REMC will have the right to solicit the sale of coal from other suppliers.

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The Coal Supply Agreement has an initial term that ends on December 31, 2017, subject to renewal for additional five-year extension periods upon the mutual written agreement of the parties. In the event the Coal Supply Agreement is terminated, other than due to an event of default by COALSALES, then for a period of five years COALSALES will have the right to match any third-party offer to supply coal to Rentech’s East Dubuque facility. In connection with the Coal Supply Agreement, Peabody Energy has guarantied to REMC certain COALSALES’ payment obligations under the Coal Sales Agreement.

Rentech’s press release announcing the entry into the Equity Option Agreement and Coal Supply Agreement is attached as Exhibit 99.1 to this report, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of the Exhibit
Exhibit 99.1	Press release issued by Rentech, Inc. on May 29, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: May 31, 2007	By:	/s/ Colin M. Morris
Colin M. Morris
Vice President and General Counsel

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EXHIBIT INDEX

Exhibit No.	Description of the Exhibit
Exhibit 99.1	Press release issued by Rentech, Inc. on May 29, 2007.

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